SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                       KBL Healthcare Acquisition Corp. II


--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    48241R108

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 22, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 48241R108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert Horwitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     494,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     494,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     494,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.42%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 48241R108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RH Capital Associates LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     494,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     494,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     494,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.42%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 48241R108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RH Capital Associates Number One, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     494,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     494,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     494,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.42%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 48241R108
          ---------------------

Item 1(a).  Name of Issuer:

            KBL Healthcare Acquisition Corp. II
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            757 Third Avenue, 21st Floor
            New York, New York 10017
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Robert Horwitz
            RH Capital Associates LLC
            RH Capital Associates Number One, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            139 West Saddle River Road
            Saddle River, New Jersey, 07458
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.0001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            48241R108
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Robert Horwitz 494,800
          RH Capital Associates L.L.C. 494,800
          RH Capital Associates Number One, L.P. 494,800
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Robert Horwitz 4.42%
          RH Capital Associates L.L.C. 4.42%
          RH Capital Associates Number One, L.P. 4.42%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                Robert Horwitz 0
                RH Capital Associates L.L.C.. 0
                RH Capital Associates Number One, L.P. 0

          (ii)  Shared power to vote or to direct the vote:
                Robert Horwitz 494,800
                RH Capital Associates L.L.C. 494,800
                RH Capital Associates Number One, L.P. 494,800

          (iii) Sole power to dispose or to direct the disposition of:
                Robert Horwitz 0
                RH Capital Associates L.L.C. 0
                RH Capital Associates Number One, L.P. 0

          (iv) Shared power to dispose or to direct the disposition of Robert Horwitz 494,800
                RH Capital Associates L.L.C. 494,800
                RH Capital Associates Number One, L.P. 494,800

Item 5.  Ownership of Five Percent or Less of a Class.

         [X]
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

RH CAPITAL ASSOCIATES LLC

/s/ Robert Horwitz
------------------
By: Robert Horwitz
Title:  Managing Member


RH CAPITAL ASSOCIATES NUMBER ONE, L.P.
By: RH Capital Associates LLC

/s/ Robert Horwitz
------------------
By: Robert Horwitz
Title:  Managing Member


/s/ Robert Horwitz
------------------
Robert Horwitz



Date:  December 8, 2006



*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated December 8, 2006 relating to the Common Stock, $.0001 Par Value of KBL Healthcare Acquisition Corp. II shall be filed on behalf of the undersigned.

RH CAPITAL ASSOCIATES, L.L.C.

/s/ Robert Horwitz
------------------
By: Robert Horwitz
Title:  Managing Member


RH CAPITAL ASSOCIATES NUMBER ONE, L.P.
By: Capital Associates, L.L.C.

/s/ Robert Horwitz
------------------
By: Robert Horwitz
Title:  Managing Member


/s/ Robert Horwitz
------------------
Robert Horwitz







SK 42255 0001 728753